Exhibit 99.1
THERMOGENESIS CORP. ANNOUNCES RECORD QUARTER REVENUE RESULTS FOR
FISCAL THIRD QUARTER 2007 AND NINE MONTHS ENDED MARCH 31, 2007
Key Milestones Completed by the Company:
Record Quarter Revenues Up 60% Versus Fiscal Q3 of 2006
AXP(™) AutoXpress Platform: Shipments Increase and 510k Application Submission
CryoSeal® FS System: Approvable Letter Received
RANCHO CORDOVA, CA. (May 10, 2007) — ThermoGenesis Corp. (Nasdaq: KOOL), a leader in developing and marketing enabling technologies for cord blood stem cell therapy and surgical wound care, today reported net revenues for the quarter ended March 31, 2007 increased to $5,210,000, up 60% from net revenues of $3,248,000 in the third quarter of fiscal 2006. For the three months ended March 31, 2007, ThermoGenesis reported a net loss of $(1,037,000) or $(0.02) per basic and diluted common share compared to $(892,000) or $(0.02) per basic and diluted common share for the three months ended March 31, 2006.
Cell Therapy revenues were $4,112,000 for the three months ended March 31, 2007, up 69% from the prior year comparable quarter revenues of $2,438,000. The increase in Cell Therapy revenues was primarily due to sales of AXP disposables and BioArchive® Systems. Seven BioArchives were sold in the current quarter versus five for the corresponding fiscal 2006 quarter. Included in the Cell Therapy revenues noted were $2,273,000 generated from the sales of BioArchive and AXP disposables for the quarter ended March 31, 2007, an increase of $1,393,000 or 158%.
“Having booked $5.2 million in revenue for the quarter is exciting for us not only because it represents a historical high for the Company, but the 60% increase over the same period one year ago is a compelling validation that our business is beginning to fulfill its potential for growth,” said Phil Coelho, Chairman and Chief Executive Officer. “We are pleased with our progress during the quarter on several other important fronts, including the build-out of senior management, regulatory proceedings, and production ramp-up.”
“We achieved a significant scale up in production of AXP disposables this quarter over the prior quarter ended December 31, 2006, having shipped over 20,000 bag sets to our distributor, an increase of 140%,” indicated Dr. Bill Osgood, President and Chief Operating Officer. “We made good progress towards fulfilling our backlog and are working hard to increase capacity and improve product quality with the goal of fulfilling orders in the quarter received.”
The Company re-affirmed annual revenue guidance for its fiscal year 2007 to be within $18-$22 million.
Third Quarter Highlights
o	In January 2007, the Company appointed industry veteran William Osgood, Ph.D., MBA as General Manager, Operations who has since been promoted to President and Chief Operating Officer.

o	In February 2007, the Company appointed Daniel A. Segal as Vice President of Sales and Marketing in its Cell Therapy business.

o	In February 2007, the Company announced that it submitted a 510(k) pre-market notification application to the U.S. Food and Drug Administration (FDA) requesting regulatory clearance for its AXP Platform for cord blood processing.

o	In March 2007, the Company announced that the U.S. Patent and Trademark Office granted the Company notice of allowance of claims for the first two patents for the AXP Platform and had granted an additional patent that extends coverage on the CryoSeal System.
Recent Events Since the Quarter’s Close
o	During April 2007, the Company engaged the services of Ryan Rauch, former sell-side research analyst, to assist the Company in managing its investor relations activities.

o	During May 2007, the Company received an FDA approvable letter for the CryoSeal Fibrin Sealant System. The letter is confirmation from the FDA that the Company’s CryoSeal application is approvable, and will be approved upon satisfactory completion of certain requirements outlined in the letter, including submission of final labeling, operator manual, and related documents. The Company intends to demonstrate compliance with these requirements leaving sufficient time remaining for the FDA to complete its approval process before the end of the Company’s fiscal year, June 30, 2007. However, the process, timing and results of any regulatory submissions will be determined solely by the FDA, and no assurance can be given that the expected timing will be met.
Third Quarter and Year-to-Date Financial Detail
For the quarter ended March 31, 2007, ThermoGenesis reported net revenues increased to $5,210,000 compared to net revenues of $3,248,000 in the third quarter of fiscal 2006, an increase of 60%. Net revenues for the nine months ended March 31, 2007 totaled $13,231,000 compared to net revenues of $8,491,000 for the corresponding fiscal 2006 period, a 56% increase.
ThermoGenesis’ Cell Therapy revenues increased to $4,112,000 for the three months ended March 31, 2007, compared to $2,438,000 in the corresponding fiscal 2006 period. Cell Therapy revenues were $9,932,000 for the nine months ended March 31, 2007, compared to $6,309,000 for the corresponding fiscal 2006 period, a 57% increase. Surgical Wound Care revenues grew 33% to $477,000 for the third quarter fiscal 2007 from $359,000 in the comparable fiscal 2006 period. For the nine months ended March 31, 2007, Surgical Wound Care revenues grew 129% to $1,693,000 compared to $738,000 for the nine months ended March 31, 2006.
For the quarter ended March 31, 2007, ThermoGenesis reported a net loss of $(1,037,000) or $(0.02) per basic and diluted common share, as compared to $(892,000) or $(0.02) per basic and diluted common share for the third quarter of fiscal 2006. For the nine months ended March 31, 2007, the Company’s net loss was $(4,163,000) or $(0.08) per basic and diluted common share, as compared to $(4,661,000) or $(0.10) per basic and diluted common share for the corresponding fiscal 2006 period.
Gross margin on net revenue was 34% for the quarter ended March 31, 2007 as compared to 41% for the corresponding prior year period. Gross margin for the nine months ended March 31, 2007, was 32% as compared to 36% for the same period in the prior year. The decrease in gross margin is due to costs incurred to implement quality design improvements with the AXP product line, including product testing and destruction of lots, additional labor hours incurred to build devices due to training new employees, increases in overhead costs and higher warranty claims associated with our devices. These items were offset by the increase in revenues for milestone payments and license fees.
Selling, general and administrative expenses for the quarter ended March 31, 2007 were $2,201,000, compared to $1,771,000 in the comparable fiscal 2006 period. For the nine months ended March 31, 2007,

the total expense was $6,813,000 versus $5,101,000 for the comparable period in fiscal 2006. Higher expense for both comparable periods was primarily due to salaries, benefits and travel costs for new sales and marketing personnel and general management personnel, as well as recruiting costs for additions to senior management for Cell Therapy and general operations. The increases were offset by a decrease in stock compensation expense due to employee terminations.
Research and Development expenses for the quarter ended March 31, 2007 were $1,034,000, versus $705,000 for the comparable period of fiscal 2006, an increase of $329,000 or 47%. The increase is primarily due to salaries and benefits for additional personnel and operating supplies for research projects. For the nine months ended March 31, 2007, the total expense incurred on Research and Development was $2,969,000, compared to $2,955,000 for the same period of fiscal 2006. R&D expenses have remained consistent as the reduction in the costs associated with the design and development services for the completed AXP Platform, which was launched during fiscal 2006 and decrease in clinical trial costs related to the completed CryoSeal FS human clinical trial have been offset by salaries and benefits for additional personnel and operating supplies for research projects.
At March 31, 2007, ThermoGenesis had $34,766,000 in cash, cash equivalents, and short-term investments compared to $38,999,000 at June 30, 2006.
Company Conference Call and Webcast
Management will host a conference call today, March 10, 2007 at approximately 11:00 AM (PT) /2:00 PM (ET) to review the third quarter financial results and other corporate events, followed by a Q&A session. Participants are asked to call in approximately 5 minutes before the conference call begins.

Conference call details:
Date:	Thursday, May 10, 2007
Time:	11:00 AM (PT) / 2:00 PM (ET)
Dial-in (U.S.):	800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”
The conference call will also be available via the Internet at
http://services.choruscall.com/links/thermogen070510.html
An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days. To access the replay:

Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:
•	The BioArchive System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	AXP(™) AutoXpress Platform is a newly developed proprietary and patented semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress Platform.
•	The CryoSeal FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The Company is awaiting PMA approval in the United States. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.
•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2007, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2007. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.
ThermoGenesis Corp.
Web site: http://www.ThermoGenesis.com
Contact: Matthew T. Plavan
+1-916-858-5100, or
Ryan Rauch
+1-917-733-8700

THERMOGENESIS CORP.
Condensed Balance Sheets
(Unaudited)

	March 31,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,582,000	$3,527,000
Short term investments	25,184,000	35,472,000
Accounts receivable, net	4,108,000	3,773,000
Inventory	4,635,000	2,792,000
Other current assets	379,000	462,000

Total current assets	43,888,000	46,026,000

Equipment, net	1,529,000	1,489,000
Other assets	104,000	88,000

	$45,521,000	$47,603,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,146,000	$1,931,000
Other current liabilities	1,983,000	1,753,000

Total current liabilities	4,129,000	3,684,000

Long-term liabilities	1,829,000	1,947,000

Stockholders’ equity	39,563,000	41,972,000

	$45,521,000	$47,603,000

ThermoGenesis Corp.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net revenues	$5,210,000	$3,248,000	$13,231,000	$8,491,000

Cost of revenues	3,438,000	1,932,000	8,958,000	5,466,000

Gross profit	1,772,000	1,316,000	4,273,000	3,025,000

Expenses:
Selling, general and administrative	2,201,000	1,771,000	6,813,000	5,101,000

Research and development	1,034,000	705,000	2,969,000	2,955,000

Total operating expenses	3,235,000	2,476,000	9,782,000	8,056,000

Interest and other income	426,000	268,000	1,346,000	370,000

Net loss	($1,037,000)	($892,000)	($4,163,000)	($4,661,000)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.08)	$(0.10)

Shares used in computing per share data	55,266,175	51,584,192	55,103,539	47,822,518